Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Kingsway Financial Services Inc. of our report dated July 10, 2020 relating to the financial statements of Kingsway Financial Services Inc., which report appears in the Form 10-K dated December 31, 2019.
/s/ Plante & Moran, PLLC
Denver, CO
October 2, 2020